SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Citrix Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     017737 61 0
--------------------------------------------------------------------------------

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 18

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 2 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Kleiner Perkins Caufield & Byers V, L.P., a California
                 Limited Partnership ("KPCB V")
              77-0211539
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership

--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                                                                          - 0 -
        NUMBER OF      ---------------------------------------------------------
         SHARES           6    SHARED VOTING POWER
      BENEFICIALLY                                                        - 0 -
      OWNED BY EACH    ---------------------------------------------------------
        REPORTING         7    SOLE DISPOSITIVE POWER
         PERSON                                                           - 0 -
          WITH         ---------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                                                                          - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                          - 0 -
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 3 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              KPCB V Associates, L.P., a California Limited Partnership
              77-02-1138
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) [ ]   (b)[X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
        California Limited Partnership

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                                                         - 0 -
        NUMBER OF      ---------------------------------------------------------
         SHARES          6    SHARED VOTING POWER
      BENEFICIALLY                                                       - 0 -
      OWNED BY EACH    ---------------------------------------------------------
        REPORTING        7    SOLE DISPOSITIVE POWER
         PERSON                                                          - 0 -
          WITH         ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                         - 0 -
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                             [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 4 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             KPCB Zaibatsu Fund I, L.P., a California limited
             partnership ("KPCB ZF I")
             77-0158870
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b)[X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                          - 0 -
          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY                                                      - 0 -
        OWNED BY EACH  ---------------------------------------------------------
          REPORTING      7     SOLE DISPOSITIVE POWER
           PERSON                                                         - 0 -
            WITH       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                                                                          - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                          - 0 -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 5 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kleiner Perkins Caufield & Byers IV, L.P., a
             California limited partnership ("KPCB IV") 94-300162
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
                                                                          - 0 -
          NUMBER OF    ---------------------------------------------------------
           SHARES       6     SHARED VOTING POWER
        BENEFICIALLY                                                      - 0 -
        OWNED BY EACH  ---------------------------------------------------------
          REPORTING     7     SOLE DISPOSITIVE POWER
           PERSON                                                         - 0 -
            WITH       ---------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                                                                          - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                          - 0 -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 6 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             KPCB IV Associates, L.P., a California Limited Partnership
             ("KPCB IV Associates") 94-3001662
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                          - 0 -
          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY           KPCB IV Associates is the general
        OWNED BY EACH          partner of KPCB ZF I.                      - 0 -
          REPORTING    ---------------------------------------------------------
           PERSON        7     SOLE DISPOSITIVE POWER
            WITH                                                          - 0 -
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               KPCB IV Associates is the general
                               partner of KPCB ZF I.                      - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                          - 0 -
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 7 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Thomas J. Perkins
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                            26
          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY           Mr. Perkins is a general partner of
        OWNED BY EACH          KPCB IV Associates.                        - 0 -
          REPORTING    ---------------------------------------------------------
           PERSON        7     SOLE DISPOSITIVE POWER
            WITH                                                            26
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               Mr. Perkins is a general partner of
                               KPCB IV Associates.                        - 0 -
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON
                                                                            26
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12   TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 8 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Frank J. Caufield
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                        15,762

          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY           Mr. Caufield is a general partner of
        OWNED BY EACH          KPCB IV Associates and KPCB V
          REPORTING            Associates.                               - 0 -
           PERSON      ---------------------------------------------------------
            WITH         7     SOLE DISPOSITIVE POWER
                                                           15,762
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               Mr. Caufield is a general partner of
                               KPCB IV Associates and KPCB V
                               Associates.                               - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                         15,762
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 9 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Brook H. Byers
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                         57,466
          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY           Mr. Byers is a general partner of
        OWNED BY EACH          KPCB IV Associates and KPCB V
          REPORTING            Associates.  Mr. Byers indirectly holds
           PERSON              6,892 shares through trusts.               - 0 -
            WITH       ---------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                                                                         56,466
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               Mr. Byers is a general partner of
                               KPCB IV Associates and KPCB V
                               Associates.  Mr. Byers indirectly holds
                               6,892 shares through trusts.               - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                         57,466
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.2%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 10 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             L. John Doerr
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER
                                                                         71,618
          NUMBER OF    ---------------------------------------------------------
           SHARES        6      SHARED VOTING POWER
        BENEFICIALLY            Mr. Doerr is a general partner of
        OWNED BY EACH           KPCB IV Associates and KPCB V
          REPORTING             Associates.                               - 0 -
           PERSON      ---------------------------------------------------------
            WITH         7      SOLE DISPOSITIVE POWER
                                                                         71,618
                       ---------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                Mr. Doerr is a general partner of
                                KPCB IV Associates and KPCB V
                                Associates.                               - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                         71,618
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                                [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.3%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 11 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             E. Floyd Kvamme
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER
                                                                         70,206

          NUMBER OF    ---------------------------------------------------------
           SHARES        6      SHARED VOTING POWER
        BENEFICIALLY            Mr. Kvamme is a general partner of
        OWNED BY EACH           KPCB IV Associates and KPCB V
          REPORTING             Associates.                               - 0 -
           PERSON      ---------------------------------------------------------
            WITH         7      SOLE DISPOSITIVE POWER
                                                                         70,206
                       ---------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                Mr. Kvamme is a general partner of
                                KPCB IV Associates and KPCB V
                                Associates.                               - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                         70,206
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.3%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 12 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Regis McKenna
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                             63

          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY           Mr. McKenna is a general partner of
        OWNED BY EACH          KPCB IV Associates.  Mr. McKenna
          REPORTING            indirectly holds 13 shares through a
           PERSON              trust.                                     - 0 -
            WITH       ---------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                                                                             63
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               Mr. McKenna is a general partner of
                               KPCB IV Associates.  Mr. McKenna
                               indirectly holds 13 shares through a
                               trust.                                     - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                             76
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                                [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.0%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 13 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
             Vinod Khosla
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]


--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
                                                                         43,836

          NUMBER OF    ---------------------------------------------------------
           SHARES        6     SHARED VOTING POWER
        BENEFICIALLY           Mr. Khosla is a general partner of
        OWNED BY EACH          KPCB IV Associates and KPCB V
          REPORTING            Associates.                               - 0 -
           PERSON      ---------------------------------------------------------
            WITH         7     SOLE DISPOSITIVE POWER
                                                                        43,836
                       ---------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               Mr. Khosla is a general partner of KPCB
                               IV Associates and KPCB V Associates.
                               In addition, Mr. Khosla indirectly owns
                               34,259 shares held by his wife.            - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        78,095
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.3%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                     -----------------------------
CUSIP NO. 017737 61 0                      13G            Page 14 of 22 Pages
------------------------------                     -----------------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James P. Lally
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) [ ]   (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
       United States

--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER
                                                                        51,125
       NUMBER OF        --------------------------------------------------------
        SHARES            6     SHARED VOTING POWER
     BENEFICIALLY                                                        - 0 -
     OWNED BY EACH      --------------------------------------------------------
       REPORTING          7     SOLE DISPOSITIVE POWER
        PERSON                                                          51,125
         WITH           --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        51,125
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                               [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           0.2%
--------------------------------------------------------------------------------
12  TYPE OR REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER.
                  ---------------

                  Citrix Systems, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  ------------------------------------------------

                  210 University Drive, Suite 700
                  Coral Springs, FL  33071

ITEM 2(A)-(C).    NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.
                  ------------------------------------------------

                  This amended statement is being filed by KPCB IV Associates, a California Limited Partnership ("KPCB IV Associates"), and KPCB V Associates, a California Limited Partnership ("KPCB V Associates") whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates and KPCB V Associates, are set forth on Exhibit B hereto. Brook H. Byers, L. John Doerr, Frank J. Caufield, E. Floyd Kvamme and Vinod Khosla are each general partners of KPCB IV Associates and KPCB V Associates.

                  KPCB IV Associates is general partner to KPCB Zaibatsu Fund I, a California limited partnership ("KPCB ZF I"). With respect to KPCB IV Associates and the general partners of KPCB IV Associates, this statement relates only to KPCB IV Associates' indirect, beneficial ownership of shares of Common Stock of Citrix Systems, Inc. (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB IV. Management of the business affairs of KPCB IV Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB IV Associates listed on Exhibit B hereto.

                  KPCB V Associates is a general partner to Kleiner Perkins Caufield & Byers V, a California limited partnership ("KPCB V"). With respect to KPCB V Associates and the general partners of KPCB V Associates, this statement relates only to KPCB V Associates' indirect, beneficial ownership of shares of Common Stock of Citrix Systems, Inc. (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB V. Management of the business affairs of KPCB V Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB V Associates listed on Exhibit B hereto.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.
                    ----------------------------------------------

                  Common Stock
                  CUSIP # 017737 61 0

ITEM 3.           Not Applicable.
                  ---------------

ITEM 4.           OWNERSHIP.
                  ----------

                  Please see Item 5 hereof.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  This amended statement is being filed to report the fact that each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Citrix Systems, Inc.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.
                  ---------------

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of Citrix Systems, Inc.'s outstanding shares. Please see Item 5 hereof.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
                  ---------------------------------------------------
                  WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ------------------------------------------------
                  THE PARENT HOLDING COMPANY.
                  ---------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  ---------------------------------------------------
                  GROUP.
                  ------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------
                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

KPCB V ASSOCIATES, L.P., A CALIFORNIA
LIMITED PARTNERSHIP


By:____________________________________
      A General Partner


KPCB IV ASSOCIATES, L.P., A CALIFORNIA
LIMITED PARTNERSHIP


By:____________________________________
      A General Partner


BROOK H. BYERS
E. FLOYD KVAMME
L. JOHN DOERR
FRANK J. CAUFIELD
JAMES P. LALLY
THOMAS J. PERKINS
REGIS McKENNA
VINOD KHOSLA


By:____________________________________
      Michael S. Curry
      Attorney-in-Fact


KLEINER PERKINS CAUFIELD & BYERS V, L.P.,
A CALIFORNIA LIMITED PARTNERSHIP

By KPCB V Associates, L.P., a California limited partnership, its General Partner


By:____________________________________
      A General Partner


KPCB ZAIBATSU FUND I, L.P., A
CALIFORNIA LIMITED PARTNERSHIP

By KPCB IV Associates, L.P., a California limited partnership, its General Partner


By:____________________________________
      A General Partner

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                  18

Exhibit B:  List of General Partners of KPCB IV Associates
                  and KPCB V Associates                                20

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G for the Shares of the Common Stock of Citrix Systems, Inc. held by Kleiner Perkins Caufield & Byers V, a California limited partnership ("KPCB V"), Kleiner Perkins Caufield & Byers IV, a California limited partnership ("KPCB IV") and KPCB Zaibatsu Fund I, a California limited partnership ("KPCB ZF I") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. Each individual general partner disclaims beneficial ownership of shares of Citrix Systems, Inc. Common Stock held directly by KPCB V, KPCB VI, and KPCB ZFI.


Date:  February 13, 1997

KPCB V ASSOCIATES, L.P., A CALIFORNIA
LIMITED PARTNERSHIP


By:____________________________________
      A General Partner


KPCB IV ASSOCIATES, L.P., A CALIFORNIA
LIMITED PARTNERSHIP


By:____________________________________
      A General Partner


BROOK H. BYERS
E. FLOYD KVAMME
L. JOHN DOERR
FRANK J. CAUFIELD
JAMES P. LALLY
THOMAS J. PERKINS
REGIS McKENNA
VINOD KHOSLA


By:____________________________________
      Michael S. Curry
      Attorney-in-Fact

KLEINER PERKINS CAUFIELD & BYERS V,
L.P., A CALIFORNIA LIMITED
PARTNERSHIP

By KPCB V Associates, L.P., a California Limited
Partnership, its General Partner


By:____________________________________
      A General Partner


KPCB ZAIBATSU FUND I, L.P., A CALIFORNIA
LIMITED PARTNERSHIP

By KPCB IV Associates, a California Limited
Partnership, its General Partner


By:____________________________________
     A General Partner

                                    EXHIBIT B
                                    ---------

                               General Partners of
           KPCB IV Associates, L.P., a California limited partnership
           ----------------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Thomas J. Perkins
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Frank J. Caufield
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

4.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

5.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

6.       (a)      Regis McKenna
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

7.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen


                               General Partners of
               KPCB V Associates, a California Limited Partnership
               ---------------------------------------------------

                  Set forth below, with respect to each general partner of KPCB V Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Frank J. Caufield
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

4.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

5.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

                                                                   Page 22 of 22
6.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen